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                                                                    Exhibit 99.1


Wind River Systems Inc. Announces Pricing of $125 Million Convertible Subordinated Notes Offering

ALAMEDA, Calif. July 22/PR Newswire/ -- Wind River Systems Inc.
(NASDAQ/NMS:WIND) today announced that it priced its $125 million of convertible subordinated notes due 2002 (excluding notes issuable pursuant to the overallotment option, if any) sold in an offering to certain qualified investors in the United States and outside the United States.

The notes have a 5% coupon, are convertible into common stock of the Company at $48.50 per share and have a five-year term. The company has granted the initial purchasers an option for 30 days to purchase up to $15 million of additional notes to cover overallotments, if any.

The transaction is expected to close on or about August 1, 1997, subject to customary closing conditions.

The notes are expected to be listed on the Luxembourg Stock Exchange and to be traded under Rule 144A in the United States on the PORTAL Market.

The company stated that the proceeds of the offering are for general corporate purposes, including working capital, and potentially to acquire complementary businesses, products or technologies, real estate, related capital equipment and enterprise software licenses.

The securities to be offered will not be registered under the United States Securities Act of 1933, as amended, or applicable United States state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements.

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